UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 27, 2006
TTM TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31285	91-1033443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2630 South Harbor Boulevard, Santa Ana, CA 92704

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (714) 327-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     The disclosure set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.
Item 1.02 Termination of a Material Definitive Agreement
     On October 27, 2006, TTM Technologies, Inc.’s $25 million revolving credit facility (the “2005 Credit Facility”) under the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with certain lenders; Wachovia Bank, National Association, as Administrative Agent; Comerica Bank, as Syndication Agent; and Silicon Valley Bank, as Documentation Agent, and Wachovia Capital Markets, LLC, as Lead Arranger and Book Manager, was terminated. The revolving credit facility would have matured in July 2008.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     On October 27, 2006, TTM Technologies, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with certain lenders; UBS Securities LLC, as Sole Lead Arranger and Sole Bookrunner; Bank of America, N.A., Comerica Bank and Silicon Valley Bank as Co-Documentation Agents; JPMorgan Chase Bank, NA, as Syndication Agent; UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent; and UBS Loan Finance LLC, as Swingline Lender.
     The Credit Agreement provides for a $200 million term loan, which matures in October 2012, and a $40 million revolving credit facility, which matures in October 2011. Borrowings under the Credit Agreement will bear interest at a floating rate of either a base rate (the “Alternate Base Rate”) plus an applicable interest margin or LIBOR plus an applicable interest margin, which in the case of the revolving credit facility is based on grid pricing determined by the Company’s total leverage ratio. The Alternate Base Rate is equal to the greater of (i) the federal funds rate plus 0.5% or (ii) the prime rate. Under the terms of the Credit Agreement, borrowings under the term loan and the revolving credit facility will, at the Borrowers’ option, initially bear interest at a rate based on either (a) LIBOR plus 2.25% or (b) the Alternate Base Rate plus 1.25%. The applicable interest rate margins on both Alternate Base Rate loans and LIBOR loans under the revolving credit facility may decrease under the terms of the Credit Agreement as the Company’s total leverage ratio decreases.
     The Credit Agreement contains customary limitations, including limitations on indebtedness; limitations on liens; limitations on investments and acquisitions; limitations on dividends, stock repurchases, stock redemptions and the redemption or prepayment of other debt; limitations on mergers, consolidations or sales of assets; limitations on capital expenditures; and limitations on transactions with affiliates. The Company is also subject to financial covenants, including minimum interest coverage ratios and maximum total leverage ratios.
     The Credit Agreement also contains customary events of default, including nonpayment of principal, interest, fees or other amounts when due; violation of covenants; breaches of representations or warranties; cross defaults; change of control; dissolution; insolvency; bankruptcy events; and material judgments. Some of these events of default allow for grace periods or are qualified by materiality concepts.
     A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
     10.1     Credit Agreement, dated as of October 27, 2006, among TTM Technologies, Inc.; the Guarantors party thereto; the Lenders party thereto; UBS Securities LLC, as Sole Lead Arranger and Sole

Bookrunner; Bank of America, N.A., Comerica Bank and Silicon Valley Bank as Co-Documentation Agents; JPMorgan Chase Bank, NA, as Syndication Agent; UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent; and UBS Loan Finance LLC, as Swingline Lender.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2006	TTM TECHNOLOGIES, INC.
	By:	/s/ Steven W. Richards
Steven W. Richards
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit 10.1     Credit Agreement, dated as of October 27, 2006, among TTM Technologies, Inc.; the Guarantors party thereto; the Lenders party thereto; UBS Securities LLC, as Sole Lead Arranger and Sole Bookrunner; Bank of America, N.A., Comerica Bank and Silicon Valley Bank as Co-Documentation Agents; JPMorgan Chase Bank, NA, as Syndication Agent; UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent; and UBS Loan Finance LLC, as Swingline Lender.